NEWS RELEASE
TSX: SCY
May 3, 2018
NR 18-8
www.scandiummining.com

SCY SIGNS LETTER OF INTENT WITH ECK INDUSTRIES INC.
TO TEST SCANDIUM ALLOYS IN CASTING APPLICATIONS

Reno, Nevada, May 3, 2018 – Scandium International Mining Corp. (TSX:SCY) (“Scandium International” or the “Company”) is pleased to announce that it has signed a Letter of Intent (“LOI”) with Eck Industries Inc. (“Eck”), based in Manitowoc, Wisconsin, USA. Eck is a privately held manufacturer of precision sand cast parts, and engineering services, using both aluminum and metal matrix composite alloys, servicing a significant global customer base.

The LOI calls for the Company to contribute aluminium-scandium master alloy 2% (“MA”), for mixing and trial-testing of proprietary alloys by Eck, in their commercially available product lines. The test work will be undertaken at Eck’s production facilities in Manitowoc, at small production scale. Eck intends to report the results of the testing program utilizing their scandium-containing alloys, as does SCY, upon completion of the testing period, which extends a minimum of 6 months.

LOI AGREEMENT HIGHLIGHTS:

  LOI defines MA contributions and sourcing support to Eck programs,
  Eck commits to mix scandium-containing alloys and cast currently available parts,
  Casting results are to be shared, understood, possibly publicly disclosed, recognizing any intellectual property discovery,
  Eck is a recognized leader in various casting technologies, servicing customers in commercial aircraft, automotive/transport, and defense applications, and
  Successful test work program forms basis for future use of scandium alloy by Eck.

DISCUSSION:

Eck Industries Inc. was founded in 1948 (as Eck Foundries), formed by William Eck, Walter Davidson, Robert Davidson and Andrew Bell. The business was built on orders from Harley-Davidson, Wisconsin Motors, West Bend Outboard and Johnson Motors. By 2007, the die casting operations were phased out and replaced with a complete dry sand molding loop, additional melt capacity, thermal sand reclamation and a knockout area.

Today Eck Industries operates a 210,000 sq. ft. facility with over 250 employees, 110 customers, and produces about 4,000 tonnes of precision aluminum alloy parts per year. Customer segments include commercial aircraft parts, automotive and trucking cast parts, military drivetrain casings, marine propulsion system castings, and military aerospace components.

Eck is known in the casting industry as an innovator. They employ over seven different molding techniques, including gravity feed, precision low pressure systems, permanent mold casting, and direct squeeze casting.

Eck also works with multiple aluminum alloy types: A355/A356 represent about 50% of current production, but the more exotic A201 and A206 are also employed, along with Alcoa’s latest alloys, the A351 SupraCast™ for cylinder heads and engine blocks, and the A354 VersaCast™ for structural applications. ECK is now also working with aluminum-cerium alloys for high heat applications. Scandium additions could potentially play a valuable role in any of these alloys.

Scandium-containing aluminum casting alloys should be specifically suited to high-heat applications, aligning well with Eck’s specialized focus on high performance castings.

George Putnam, CEO of Scandium International Mining Corp. commented:

“We are pleased to add Eck Industries to our growing list of innovative casting partners, excited to test scandium additions in their production foundries, and on their current products. Eck has a recognized passion for quality, they sell into applications that rely on that quality, and they have experience developing alloys and using scandium. They represent a perfect group to investigate the advantages of scandium in their business.”

Dave Weiss, VP Engineering/R&D for Eck Industries commented:

“Our customers want us to give them stronger, more versatile alloys that operate at high temperatures. The use of scandium gives us additional options to meet those needs. We continue to grow our marketplace advantage of premium castings supported by industrial scale research and development. We have the background to utilize scandium in a cost effective way to support our customers.”

QUALIFIED PERSONS AND NI 43-101 TECHNICAL REPORT

Nigel J. Ricketts, BAppSc (Metallurgy), PhD (Chemical Engineering), MAusIMM CP (Metallurgy), holds the position of VP Projects and Market Development, Australia in the Company, is a qualified person for the purposes of NI 43-101, and has reviewed and approved the technical content of this press release on behalf of the Company.

ABOUT SCANDIUM INTERNATIONAL MINING CORP.

The Company is focused on developing its Nyngan Scandium Project, located in NSW, Australia, into the world’s first scandium-only producing mine. The project has received all key approvals, including a mining lease, necessary to proceed with project construction.

The Company filed a NI 43-101 technical report in May 2016, titled “Feasibility Study – Nyngan Scandium Project”. That feasibility study delivered an expanded scandium resource, a first reserve figure, and an estimated 33.1% IRR on the project, supported by extensive metallurgical test work and an independent, 10-year global marketing outlook for scandium demand.

For inquiries to Scandium International Mining Corp, please contact:

Edward Dickinson (CFO)
Tel: (775) 233-7328

George Putnam (CEO)
Tel: (925) 208-1775

Email: info@scandiummining.com

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to statements regarding any future development of the project. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation: risks related to uncertainty in the demand for scandium, the possibility that results of test work will not fulfill expectations, or not realize the perceived market utilization and potential of scandium sources that may be developed for sale by the Company.

Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.